SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
TOLLGRADE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

TOLLGRADE COMMUNICATIONS, INC.
493 NIXON ROAD, CHESWICK, PENNSYLVANIA 15024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2007
To The Shareholders of Tollgrade Communications, Inc.:
     The Annual Meeting of Shareholders of TOLLGRADE COMMUNICATIONS, INC. (“Tollgrade” or “we”) will be held at the Syria Shrine Center, 1877 Shriners Way, Cheswick, PA 15024, on Wednesday, May 16, 2007 at 3:00 p.m., local time, for the purpose of considering and acting upon the following:
(1)	The election of two directors to serve for three-year terms and until their respective successors shall have been selected and qualified;

(2)	Approval of an amendment to Tollgrade’s Amended and Restated Articles of Incorporation to declassify our Board of Directors;

(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2007; and

(4)	Such other matters as may properly be brought before the annual meeting or any postponement or adjournment of the annual meeting.
     Our Board of Directors has fixed the close of business on March 6, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the annual meeting. Enclosed you will find a proxy card, which should be completed and returned in order to vote all shares held by you. A copy of Tollgrade’s 2006 Annual Report on Form 10-K is also enclosed. We cordially invite you to attend the annual meeting of shareholders.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM IS ASSURED AT THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.
By Order of the Board of Directors,

Sara M. Antol
General Counsel and Corporate Secretary
April 12, 2007

GENERAL INFORMATION
PROPOSAL NO. 1
THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Grant of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End 2006
Option Exercises and Stock Vested
EMPLOYMENT AGREEMENT, TERMINATION OF EMPLOYMENT AND CHANGE- IN-CONTROL ARRANGEMENTS
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2006
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2
PROPOSAL NO. 3
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ELECTRONIC DELIVERY OF PROXY MATERIALS
ANNEX A

TOLLGRADE COMMUNICATIONS, INC.
Cheswick, Pennsylvania 15024
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 16, 2007
The solicitation of the proxy or proxies enclosed with this proxy statement is made on behalf of the Board of Directors of Tollgrade Communications, Inc. (“Tollgrade” or “we”), 493 Nixon Road, Cheswick, Pennsylvania 15024, for use at our annual meeting of shareholders (the “Annual Meeting”) to be held on May 16, 2007 at 3:00 p.m., at the Syria Shrine Center, 1877 Shriners Way, Cheswick, PA 15024. We will mail this proxy statement, the accompanying notice of annual meeting, the proxy cards and our Annual Report on Form 10-K to shareholders on or about April 12, 2007. At the Annual Meeting, we will ask you to consider and vote upon the following:
(1)	The election of two directors to serve for three-year terms and until their respective successors shall have been selected and qualified;

(2)	Approval of an amendment to Tollgrade’s Amended and Restated Articles (the “Articles”) to declassify our Board of Directors;

(3)	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Tollgrade’s independent registered public accounting firm for the year ended December 31, 2007; and

(4)	Such other matters as may properly be brought before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
GENERAL INFORMATION
Record Date
Our Board of Directors has fixed the close of business on March 6, 2007 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, Tollgrade had 13,825,422 outstanding shares of common stock, par value $0.20. Each holder of record of common stock on the record date will be entitled to one vote for each share of our common stock held on all matters submitted to the shareholders. Under our Articles, shareholders do not have cumulative voting rights in the election of directors.
Quorum
To conduct business at the Annual Meeting, a quorum must be present. The presence in person or by proxy of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting shall constitute a quorum. Shareholders present in person or represented by proxy (including shareholders who abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Voting of Shares
You may vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting in person or by proxy. To vote by proxy, you must either (i) complete and mail the enclosed proxy card to Tollgrade in the enclosed envelope, (ii) use the telephone number on the proxy card to submit your proxy telephonically or (iii) visit the website designated on the proxy card to submit your proxy on the Internet. Shares represented by a properly executed and dated proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy. Proxies that are properly executed and dated but which do not contain voting instructions will be voted as recommended by our Board. The proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the Annual Meeting. Unsigned proxies will not be voted.
Abstentions
We will count a properly executed proxy marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the Annual Meeting. Because only votes cast on the proposals presented at the Annual Meeting will determine the outcome of any vote on the proposals, if you mark your proxy “Abstain” with respect to any proposal, your proxy will have no effect on the outcome of the proposals.
Broker Non-Votes
If your shares are held by your broker and you do not provide your broker with voting instructions, your broker may either use its discretion to vote your shares on “routine” matters (such as the election of directors or the ratification of our independent registered public accounting firm) or leave your shares unvoted. However, for matters deemed “non-routine” by the New York Stock Exchange, your broker would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be counted in the voting results and will have no effect on the outcome of the proposals.
Voting Shares in Person That Are Held Through Brokers
If your shares of common stock are held by your broker or another nominee and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your common stock a properly executed legal proxy identifying you as a Tollgrade shareholder, authorizing you to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.
Revocation of Proxy
You may revoke your proxy at any time before its exercise by giving written notice of revocation to the Secretary of Tollgrade, by executing and delivering a proxy bearing a later date, or by attending and voting at the Annual Meeting or any postponement or adjournment thereof. If you have instructed a broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Expenses of Solicitation
Tollgrade will bear the cost of soliciting proxies. In addition to solicitation by mail, in a limited number of instances, officers, directors and regular employees of Tollgrade may, for no additional compensation, solicit proxies in person or by telephone.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our Board of Directors is currently divided into three classes. The members of each class of directors serve for a three year term, with one class being elected by Tollgrade’s shareholders at each annual meeting of shareholders. Dr. Heibel and Mr. Kampmeinert serve as directors with terms of office expiring at the Annual Meeting. Messrs. Barry, Egan and Peterson serve as directors with terms of office expiring at the 2008 Annual Meeting. Messrs. Barnes and Mullins serve as directors with terms of office expiring at the 2009 Annual Meeting.
     We are proposing an amendment to our Articles to phase out the staggered terms of our Board of Directors and to provide instead for the annual election of all directors, which is discussed in Proposal No. 2 beginning on page 37. To ensure a smooth transition to an annual election system, the amendment of the Articles, if adopted, will not affect the current terms of directors who have previously been elected, including the terms of directors who are elected at the Annual Meeting.
     Two directors will be elected at the Annual Meeting to serve three-year terms expiring at the 2010 Annual Meeting and until their respective successors shall have been selected and qualified. The Nominating Sub-Committee of the Corporate Governance Committee of the Board has recommended to the Board for its nomination, and the Board has nominated, Dr. Heibel and Mr. Kampmeinert as its nominees for election to the Board at the Annual Meeting. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect Dr. Heibel and Mr. Kampmeinert to the Board of Directors.
     Although we expect that the nominees of the Board will be available for election, if any of them becomes unable or is unwilling to serve at the time the election occurs, the shares represented by proxies will be voted for the election of a substitute nominee, if any, as shall be designated by the Board upon the recommendation of the Nominating Sub-Committee of the Corporate Governance Committee of the Board.
Vote Required and Board of Directors Recommendation
Under Pennsylvania law and our Amended and Restated By-laws (the “By-laws”), the two nominees for election as directors at the Annual Meeting who receive the highest number of votes cast for the election of directors by our shareholders present in person or voting by proxy, a quorum being present, will be elected as directors.
     Under a policy adopted by our Board of Directors in March 2006, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the director nominee shall promptly tender his resignation for consideration by the Corporate Governance Committee of the Board. The Corporate Governance Committee would then evaluate the best interests of Tollgrade and its shareholders and recommend to the Board of Directors the action to be taken with respect to such resignation.
The Board of Directors unanimously recommends a vote “FOR” each of its nominees.

The following table sets forth certain information regarding the nominees and the continuing directors as of the record date. Except as otherwise indicated, each nominee and continuing director has held the principal occupation listed or another executive position with the same entity for at least the past five years.

	DIRECTOR	PRINCIPAL OCCUPATION; OTHER
NAME	SINCE	DIRECTORSHIPS; AGE
Nominees for directors with a term expiring in 2010:

Richard H. Heibel, M.D.	1996	Chief and Professor of Internal Medicine, Lake Erie College of Osteopathic Medicine of Bradenton, a medical school since July 2004; formerly, Board-certified cardiologist with the firm Consultants in Cardiology and an original founding investor in Tollgrade prior to the initial public offering; Chairman, Investment Committee; Age 60.

Robert W. Kampmeinert	1995	Chairman and Executive Vice President, Janney Montgomery Scott LLC, an investment firm, since July 2005; prior thereto, Chairman, President and Chief Executive Officer and Director, Parker/Hunter Incorporated, an investment firm; Age 63.

Continuing directors with a term expiring in 2008:

Daniel P. Barry	1995	Chairman of our Board of Directors since 2005; private investor; formerly, director of AMSCO International, a manufacturer of medical equipment, from January 1990 until 1996 and Vice Chairman from July 1995 until May 1996; President and Chief Executive Officer of AMSCO from October 1994 until July 1995; and Senior Vice President, Finance and Administration at AMSCO from June 1991 until February 1993; Chairman, Corporate Governance Committee and Nominating Sub-Committee; Age 59.

David S. Egan	1998	Chief Marketing Officer, Reed Smith LLP, a law firm, since January 2002; prior thereto, President, Clubcom, Inc., a provider of communication devices to private broadcast networks, from September 2000 until January 2002; prior thereto, Vice President, Blattner Brunner, an advertising firm, from June 2000 until September 2000; prior thereto, President, Egan/St. James, Inc., an advertising firm, from June 1999 until June 2000; prior thereto, President, Ketchum Advertising; Age 50.

	DIRECTOR	PRINCIPAL OCCUPATION; OTHER
NAME	SINCE	DIRECTORSHIPS; AGE
Mark B. Peterson	2005	Chief Executive Officer of Tollgrade since January 2005; President of Tollgrade since January 2001; Executive Vice President, Sales and Marketing, of Tollgrade from November 1999 until January 2001; Executive Vice President, Sales, of Tollgrade from October 1997 until November 1999; prior thereto, Testing Application Group product manager (MLT and Switched Access Remote Test Systems (SARTS) product lines) of Lucent Technologies, a manufacturer of communication systems, software and products (formerly AT&T Bell Laboratories), from October 1995 until October 1997; Age 46.

Continuing directors with a term expiring in 2009:

James J. Barnes	1997	Partner and Attorney at Reed Smith LLP, a law firm, since February 2002; prior thereto, shareholder and attorney at Buchanan Ingersoll, PC, a law firm; Chairman, Compensation Committee; Age 45.

Brian C. Mullins	2002	Retired; formerly, Senior Vice President, Chief Financial Officer and Treasurer at SCA North America, Packaging Division, formerly called Tuscarora Incorporated, a manufacturer of protective packaging and material-handling products, since 1976; Chairman, Audit Committee; Age 66.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board, which is elected by the shareholders, is the ultimate decision-making body of Tollgrade, except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance.
     The operation and mission of the Board is embodied in Tollgrade’s Board Guidelines on Corporate Governance Issues (the “Guidelines”), a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The Guidelines were adopted by the Board to serve as a framework for its oversight responsibilities to Tollgrade. Among other matters, the Guidelines:
•	reinforce that the mission of the Board is to represent the shareholders’ interest in the success of Tollgrade through the Board’s active oversight and monitoring of management;

•	provide that the Board shall consist of at least a majority of independent directors;

•	confirm that the Board shall maintain standing committees including an Audit Committee, Compensation Committee, Corporate Governance Committee, Investment Committee, Nominating Sub-Committee of the Corporate Governance Committee, and that each of the committees will consist solely of independent directors;

•	provide for an annual evaluation by the Corporate Governance Committee of the performance and procedures of the Board, with the goal of increasing the effectiveness of the Board; and

•	provide that the independent members of the Board shall conduct executive sessions without the presence of any of our employees at least two times each year.
     On March 6, 2006, the Board amended the Guidelines to adopt a majority voting policy regarding the election of directors. As amended, the Guidelines provide for the following:
•	any nominee for election as a director in an uncontested election who receives a greater number of votes “withheld” than votes “for” will promptly tender his or her resignation following certification of the shareholder vote.

•	The Board will act on the recommendation of the Corporate Governance Committee whether to accept or reject the resignation within 90 days of certification of the shareholder vote.

•	The Board will disclose via press release its decision on whether to accept or reject the resignation.
The Board determined that this voting standard will serve to enhance director accountability to the shareholders.
     To aid its oversight of Tollgrade’s management and employees, and to comply with rules of the Securities and Exchange Commission and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the Board has adopted codes of conduct for employees.
•	A Code of Ethics for Senior Executive and Financial Officers (the “Code of Ethics”), to which our chief executive officer, chief financial officer, controller, and any other senior executive or financial officers performing similar functions are subject, requires that the individuals carry out their jobs in an honest and ethical manner, in compliance with laws, avoiding conflicts of interest, while implementing and maintaining Tollgrade’s public communication and disclosure reporting systems. The Code of Ethics constitutes a “code of ethics” within the meaning of Item 406 of the Securities and Exchange Commission’s Regulation S-K. A copy of the Code of Ethics is available on our website at www.tollgrade.com under the tab “Public & Investors/Ethics.”

•	We have also adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) applicable to all our directors and employees, including those subject to the Code of Ethics. The Code of Business Conduct covers issues generally applicable to all of our employees, such as the duty to conduct Tollgrade’s business honestly and ethically; avoidance of conflicts of interest; compliance with all laws; the prohibition on insider trading; the prohibition on loans to our executive officers and directors; and the duty to protect our confidential information. The Code of Business Conduct obligates directors and employees to report any conduct that they believe in good faith to be apparent violations of the Code. All employees, without exception, are required to read and certify their continued compliance with the Code of Business Conduct. A copy of the Code of Business Conduct, which is a “code of conduct” as required by Nasdaq listing standards, is available on our website at www.tollgrade.com under the tab “Public & Investors/Ethics.”
     In addition to the compliance reporting mechanisms set forth in the Code of Business Conduct, the Audit Committee of the Board has also implemented, in accordance with the rules of the Securities and Exchange Commission and Nasdaq listing standards, procedures for the receipt, retention and treatment of complaints received by Tollgrade regarding accounting, internal accounting controls and auditing matters, including a mechanism for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communications With Directors
In order to provide our shareholders and other stakeholders with a direct and open means of communication to the Board, the Board has adopted the following procedures for communicating with our directors:
•	Shareholders and other interested persons may communicate with the chairpersons of the Corporate Governance Committee, Nominating Sub-Committee of the Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors as a group by e-mail to investor_relations@tollgrade.com or by mail to Investor Relations Department, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, PA 15024. The correspondence should specify the intended recipient of the communication.

•	All communications received in accordance with these procedures will be reviewed initially by Tollgrade’s Investor Relations Department. The Investor Relations Department will relay all communications of this type to the appropriate director or directors unless the Investor Relations Department determines that the communication:
•	does not relate to the business or affairs of Tollgrade or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise inappropriate for delivery to directors.
•	The director or directors who receive any communication of this type will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made through the Investor Relations Department and only in accordance with our policies and procedures and applicable laws and regulations relating to the disclosure of information.

•	The Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

•	The Corporate Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes to the Board.
Functioning of the Board of Directors
Our general policy is that all major decisions are considered by the Board as a whole. As a result, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-held company. Currently, there are four standing committees of the Board: the Compensation Committee; the Corporate Governance Committee; the Investment Committee; and the Audit Committee. In addition, there is one standing sub-committee, the Nominating Sub-Committee of the Corporate Governance Committee. The

members and chairpersons of each of these committees and sub-committees are selected by the Board upon the recommendation of the Nominating Sub-Committee.
     The Board has determined that Dr. Heibel and Messrs. Barnes, Barry, Egan, Kampmeinert and Mullins are “independent directors” as that term is defined by Rule 4200 of the Nasdaq listing standards.
     Our Board of Directors met fifteen times during 2006. All directors attended at least 94% of the total number of meetings of the Board of Directors and all committees of the Board of which they were members held during 2006. It is expected that all directors attend the annual meetings of shareholders. All of the directors who were serving on the Board of Directors were present at the 2006 Annual Meeting.
Committees of the Board of Directors
     The Compensation Committee reviews and determines the salary, incentive compensation practices and benefit programs for the compensation of the chief executive officer and other named executive officers. The Compensation Committee makes all compensation decisions for the senior leadership team, which includes the named executive officers, and approves any recommendations regarding equity awards to all members of the senior leadership team. The Compensation Committee recommends, subject to the final approval of the Board of Directors, change-in-control agreements to all members of the senior leadership team. The Compensation Committee also recommends, subject to the final approval of the Board of Directors, whether there will be a discretionary bonus payout pursuant to Tollgrade’s Management Incentive Compensation Plan (“MICP”). The Compensation Committee approves all chief executive officer compensation and makes any salary adjustments after completing its annual performance review of the chief executive officer, which generally is conducted in January of each year.
     The chief executive officer recommends any salary adjustments to the Compensation Committee for those employees that report directly to the chief executive officer, which includes the named executive officers. The Compensation Committee is responsible for approving these salary adjustments. Certain executive officers may from time to time make recommendations regarding the form or amount of the senior management’s compensation; however, the Compensation Committee is responsible for approving the form and amount of any compensation awards.
     At the Compensation Committee’s recommendation, we may from time to time engage a third-party consultant to assist in executive and director compensation decisions. Management generally deals directly with and provides specific instructions to the third-party consultant, as recommended by the Compensation Committee.
     In October 2005, we engaged TBG Consulting, an unaffiliated third party, to conduct a review of the compensation arrangements for our four most highly compensated executive officers based on then-current market practices of an identified peer group as well as overall market trends. Based on the consultant’s review, which included the development of a second peer group, we increased the base salary of one of our named executive officers. The consultant also recommended that we develop a long-term incentive program that provides awards in common stock and/or cash in order to bring total compensation opportunities for this group of executive officers to market levels for similar positions within the peer groups.
     In January 2006, we engaged Cowden Associates, Inc., an unaffiliated third party, to prepare a report regarding equity compensation practices among a group of companies comparable to Tollgrade to assist the Compensation Committee in structuring the 2006 Amended and Restated Long-Term Incentive Compensation Plan (the “2006 LTIP Plan”). The report was prepared by a consultant who had been involved with the 2005 review described in the preceding paragraph while acting as a consultant with TBG Consulting in 2005.
     In January 2007, upon the recommendation of the Compensation Committee, Cowden & Associates, Inc. met with certain members of management to discuss Tollgrade’s compensation philosophy and possible changes to our compensation practices, including among other things, amendments to the MICP to provide for benchmark targets that would trigger bonus payouts based on the level of financial and individual performance achieved.
     Further information concerning the role of consultants with respect to the setting of executive compensation is set forth under the heading “Compensation Discussion and Analysis – Setting Executive Compensation” below.
     The Chairman of the Compensation Committee is Mr. Barnes, and the other members of the Compensation Committee are Dr. Heibel and Mr. Barry. Each member of the Compensation Committee is an “independent director” as defined by Nasdaq listing standards, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee held six meetings in 2006. On October 19, 2006, the Board amended its Compensation Committee Charter, a copy of which can be found on our website at www.tollgrade.com.
     The Corporate Governance Committee is charged with, among other things, reviewing and supervising issues of corporate governance and director qualification and independence. The Chairman of the Corporate Governance Committee is Mr. Barry, and the other members of the Corporate Governance Committee are Dr. Heibel and Messrs. Barnes, Egan, Kampmeinert and Mullins. The Corporate Governance Committee held four meetings in 2006.
     The Nominating Sub-Committee of the Corporate Governance Committee was created by resolution of the Board to make recommendations to it for Board nominees. The Board has adopted a charter for the Nominating Sub-Committee of the Corporate Governance Committee, a copy of which can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”
     The charter of the Nominating Sub-Committee provides that the members of the Sub-Committee shall be the current members of the Corporate Governance Committee who are “independent” under the Nasdaq listing standards. The Chairman of the Nominating Sub-Committee is Mr. Barry, and the other members of the Nominating Sub-Committee are Dr. Heibel and Mr. Mullins, each of whom the Board has determined to be “independent” under the applicable Nasdaq listing standards. The Nominating Sub-Committee held two meetings in 2006.
     The primary function of the Nominating Sub-Committee under its charter is to identify and recommend to the Board individuals for its nomination for election as directors. The charter provides that, to fulfill its duties and responsibilities, the Nominating Sub-Committee must:
•	select and recommend to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings of shareholders;

•	if deemed necessary, select and retain an executive search firm to identify qualified candidates to serve as members of the Board, considering effectiveness, responsiveness and other relevant factors, and approve the fees and other compensation to be paid to the executive search firm;

•	determine requirements for, and means of, director orientation and training; and

•	review the charter of the Sub-Committee and assess the performance of the members of the Sub-Committee at least annually and recommend updates and changes to the Board as warranted.
     The Nominating Sub-Committee has adopted position specifications applicable to members of the Board, and individuals recommended for nomination to the Board by the Nominating Sub-Committee must meet the qualifications set forth in these position specifications, a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The specifications provide that a candidate for director should:
•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to Tollgrade’s business;

•	be knowledgeable, or be willing and able to become so quickly, in the critical aspects of Tollgrade’s business and operations; and

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a corporation.
     Among the areas of expertise that the Nominating Sub-Committee seeks in its recommended nominees for the Board are backgrounds in: accounting and finance; telecommunications; international business; investment banking; leadership; business and management; strategic planning; investor relations; executive leadership development; and executive compensation. The Nominating Sub-Committee reviews both newly recommended individuals and incumbent directors against (i) the position specifications applicable to members of the Board, (ii) the relevant independence standards, and (iii) other intangible characteristics, such as perceived abilities of an individual that will increase the quality and knowledge of the Board and/or its committees, and recommends suitable candidates to the Board based upon these criteria.
     The policy of the Nominating Sub-Committee regarding the consideration of director candidates recommended by its shareholders is that the Nominating Sub-Committee will consider such candidates on the same basis that it considers its own recommended candidates. Any recommendations made by shareholders should be communicated to the chairperson of the Nominating Sub-Committee in the manner described above under the subsection entitled “Communications With Directors” and should be accompanied by the information as required under our By-laws for shareholder nominees.
     Our By-laws provide that nominations of individuals for election to the Board may be made at any meeting of shareholders by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting. In order to make a nomination, a shareholder must provide timely notice in writing to the Secretary of Tollgrade, and any nominee should meet the qualifications established by the Nominating Sub-Committee. To be timely, a shareholder’s notice must be delivered to the Secretary between the close of business on the 60th day and 120th day prior to the first anniversary of the date of the proxy statement for the annual meeting of shareholders for the preceding year; provided, however, that if the date of an annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or in the case of a special meeting of shareholders, notice will be timely if it is delivered not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of (i) the 90th day prior to the meeting, and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Delivery of a notice to the Chairperson of the Nominating Sub-Committee within the timeframe described above shall constitute delivery of the same to the Secretary of Tollgrade under its By-laws.
     The notice given by a shareholder must contain: (a) all information regarding the shareholder’s proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), along with a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (b) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; and (c) with respect to both the shareholder giving the notice and the beneficial owner, if any, on whose behalf that nomination is made, the name and address of each as they appear on Tollgrade’s books and the class and number of shares of stock which are owned beneficially and of record by each.
     The Investment Committee of the Board is responsible for overseeing the management of Tollgrade’s investments. The Chairman of the Investment Committee is Dr. Heibel and the other members of the Committee are Messrs. Egan and Mullins. The Investment Committee held one meeting in 2006. On January 26, 2006, the Board adopted a charter for the Investment Committee, a copy of which can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”
     The Audit Committee of the Board engages an independent registered public accounting firm to audit the financial statements of Tollgrade, reviews and approves the results of the audit, reviews the scope, adequacy and results of our internal control procedures, reviews the quarterly and annual financial statements and reviews whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence. The Audit Committee Charter was first adopted by the Board of Directors on August 27, 1996. Amendments to the Audit Committee Charter have been adopted from time to time and were last proposed by the Audit Committee and formally adopted by the Board on January 23, 2007. The Audit Committee met eleven times in 2006. A copy of the Audit Committee Charter can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”
     The Chair of the Audit Committee is Mr. Mullins, and the other members of the Audit Committee were Messrs. Egan and Barry. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined by both Rule 10A-3 under the Exchange Act and the Nasdaq listing standards.
     The Board has also determined that each of Messrs. Barry and Mullins is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE
     Management is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of Tollgrade’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee is charged with the duty to monitor and oversee these processes.
     The Committee met with both management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), to review and discuss our 2006 year-end financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with PwC of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
     The Committee received the written disclosures and the letter from PwC as required by Rule 3600T of the Public Company Accounting Oversight Board, and discussed with PwC matters relating to PwC’s independence. PwC informed the Committee that it was independent with respect to Tollgrade within the regulations promulgated by the Securities and Exchange Commission and the requirements of the Independence Standards Board. The Committee also considered whether the non-audit services provided by PwC could have impaired its independence and concluded that the provision of such services had not impaired PwC’s independence.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Tollgrade’s audited consolidated financial statements in Tollgrade’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
     Brian C. Mullins, Chairman
     Daniel P. Barry
     David S. Egan
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2006, the members of the Compensation Committee were Dr. Heibel and Messrs. Barnes and Barry. There were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Compensation Committee during the year ended December 31, 2006.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Tollgrade’s proxy statement relating to the annual meeting of shareholders in 2007.
Members of the Compensation Committee:
     James J. Barnes, Chairman
     Daniel P. Barry
     Richard H. Heibel, M.D.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Tollgrade’s Compensation Committee is responsible for establishing, implementing and evaluating the compensation of our officers and senior leadership team, which includes our named executive officers. Our named executive officers are the individuals included in the “Summary Compensation Table” that appears on page 24.
Compensation Philosophy and Objectives
We compensate our senior management through a combination of compensation components. These components include a competitive base salary, possible bonus payments pursuant to the MICP, equity compensation and other benefits, which are designed to motivate, attract and retain our named executive officers and to align the named executive officers’ incentives with the long-term interests of our shareholders. Although each compensation component may have slightly different goals, our compensation for named executive officers is generally designed to:
o	align their interests with those of our shareholders by awarding stock-based compensation that rewards increases in value of Tollgrade’s common stock.

o	provide executive compensation that is competitive with other technology companies and provide the potential for financial rewards; and

o	attract, retain and motivate named executive officers of outstanding ability and encourage excellence in the performance of individual responsibilities.
During 2006, the Compensation Committee reviewed tally sheets for the named executive officers, which show each individual’s current compensation, including equity and non-equity compensation.
Setting Executive Compensation
In October 2005, at the recommendation of the Compensation Committee, we engaged TBG Consulting, an unaffiliated third party, to conduct a review of the compensation for the four most highly compensated executive officers of Tollgrade. The scope of the review was limited to our four most highly compensated executive officers because at the time the review was conducted, one of the five most highly compensated executive officer had recently left Tollgrade. We requested that the third-party consultant review the overall effectiveness of our executive compensation program based on then-current market practices of an identified peer group as well as overall market trends. The consultant reviewed peer groups and financial performance of peer groups relative to Tollgrade.
     Management selected a peer group for the consultant to consider, which consisted of companies in the telecommunications and cable equipment sector that management looks to from time to time as a benchmark for Tollgrade’s financial and operating performance.1 In addition, based on the consultant’s review of the Hoover’s industry competitors, trailing twelve-month net income for 2004 and net sales in 2004, the consultant suggested a second peer group to be considered.2
     The consultant used 2004 data on the total compensation of the four most highly compensated executive officers from published surveys, proxy statements, annual reports of Form 10-K and quarterly reports on Form 10-Q. Total compensation consisted of salary, bonus, other compensation and equity awards.
     As result of its review of the peer groups, the consultant identified (i) total compensation gaps between our four most highly compensated executive officers and the compensation of executive officers with the same or comparable positions, (ii) solutions, and (iii) suggested award levels, and assisted with implementation, execution and communication of the results of the review to the Compensation Committee. The consultant suggested certain increases in the total compensation for each of the most highly executive officers, some of which were to be adjusted over time. Suggested salary increases were in line with the median salary of executive officers with the same or comparable positions within the peer groups. Based upon the suggestions of the consultant, we increased the base salary for one executive officer. The consultant also suggested developing a long-term incentive program that provides awards in common stock and/or cash in order to bring total compensation opportunities to market levels for the same or comparable positions within the peer groups analyzed.
     In January 2006, we engaged Cowden Associates, Inc., a third-party consultant that is unaffiliated with Tollgrade. The analysis was conducted by one of the same individuals involved with preparing the TBG Consulting report described above. At Tollgrade’s request, the report was to address recent activities with respect to new or amended equity incentive plans by comparable companies. The report considered comparable companies selected by the consultant that had recently approved equity plans.3
     The report included the following types of data for the selected companies:

[1]	The peer group consisted of the following companies: Agilent Technologies, Inc.; Aware, Inc.; Broadcom Corp.; C-Cor Inc.; Emerson Electric Co.; Micromuse, Inc.; Nortel Networks Corp.; Porta Systems Corp.; Scientific-Atlanta, Inc.; Teradyne, Inc.; and Texas Instruments Inc.

[2]	The peer group consisted of the following companies: ADC Telecommunications, Inc.; Catapult Communications Corp.; C-Cor Inc.; Ditech Communications Corp.; EMRISE Corp.; Harmonic Inc.; Inter-Tel, Inc.; Ixia; Micromuse, Inc.; NMS Communications Corp.; Porta Systems Corp.; Universal Security Instruments, Inc.; and Vodavi Technology, Inc.

[3]	The report included the following companies: Boston Communications Group, Inc.; Emerson Electric Co.; Internap Network Services, Corp.; Nanometrics, Inc.; Neoware Systems, Inc.; Nortel Networks Corp.; OpenTV Corp.; Pericom Semiconductor Corp.; Pinnacle Data Systems, Inc.; Proxim Corp.; Terremark Worldwide Inc.; Ulticom, Inc.; and Viisage Technology, Inc.

o	type of plan,

o	shares requested,

o	total shares requested (including as a percentage of shares outstanding),

o	annual individual restrictions in the plan,

o	financial data, revenue and total assets,

o	information on the plans,

o	details on overhang, estimated run rates, years until depletion and awards to named executive officers,

o	option information (grants, cancellations and repurchases),

o	FAS 123 assumptions, and

o	Other additional details regarding data of company, including number of employees.
     The Compensation Committee considered this data, as compiled by the consultant, in drafting and developing the total number of available shares and the terms of the 2006 LTIP Plan.
     In January 2007, we met again with Cowden Associates, Inc. to discuss several topics related to executive compensation. At our request, these topics included discussing the Tollgrade’s compensation philosophy, designing a replacement for or revisions to the MICP, which included considering other possible methods of compensating employees, and equity grants. One of the suggestions was to approve additional long-term disability coverage for executive officers, which was ultimately approved by the Compensation Committee in January 2007. The consultant also suggested a revision or an alternative to the MICP, which would involve setting a minimum threshold that must be triggered before a payout is possible and then setting various target levels that correspond to different levels of payout of the total possible payout. These suggestions were aimed at assuring affordability of the MICP to Tollgrade while still rewarding participants for performance. On February 16, 2007, the Board of Directors amended the MICP, as discussed in more detail under the heading “2006 Executive Compensation Components – Bonuses Pursuant to the MICP” beginning on page 17. The consultant also made suggestions relating to the form of equity awards. On February 15, 2007, the Compensation Committee awarded restricted shares to the senior leadership team, which were 1/3 time-based and 2/3 performance-based. The consultant’s suggestions regarding equity awards and the details relating to the Compensation Committee’s February restricted share grant are described under the heading “2006 Executive Compensation Components – Equity Compensation Pursuant to LTIP” beginning on page 19.
2006 Executive Compensation Components
The principal components of compensation for our named executive officers are:
o	Base salary,

o	Bonus payments pursuant to MICP,

o	Long-term equity compensation pursuant to the LTIP,

o	Payments and benefits pursuant to change-in-control agreements, and

o	Other benefits such as health and welfare plans.
In addition, the principal components of our chief executive officer are also:
o	Termination or change-in-control payments in connection his employment agreement, and

o	An additional company-paid long-term disability policy and gross-up payment in connection with this policy.

Base Salary
We provide named executive officers and other employees with a base salary to compensate these individuals for services rendered during the fiscal year. The chief executive officer annually reviews the performance of the other named executive officers. At the conclusion of his annual performance evaluation of the named executive officers, which is generally conducted in January of each year, the chief executive officer recommends any salary adjustments to the Compensation Committee. Any adjustments are based on affordability to Tollgrade pursuant to Tollgrade’s approved operating plan, individual performance reviews and taking into account such factors as competitive industry salaries and contribution and experience of the particular officer.
     The chief executive officer is entitled to an annual increase in salary based upon the terms of his employment agreement. Pursuant to the terms of his employment agreement, the chief executive officer is entitled to receive at least the same percentage salary increase (if any) approved for the senior leadership team. The Compensation Committee recommends, subject to the final approval of the Board of Directors, any salary adjustments for the chief executive officer after the Compensation Committee completes its annual performance review of the chief executive officer. The annual performance review generally takes place in January of each year.
     The Compensation Committee aims to provide a competitive base salary compared to other similarly-sized technology companies and to attract and retain personnel. Base salary increases for named executive officers are generally consistent with cost of living increases in order to keep salaries for named executive officers in line with other similarly-sized technology companies. As discussed under the heading “Setting Executive Compensation” beginning on page 14, the Compensation Committee previously concluded, based on TBG Consulting’s 2005 report, that the base salaries for these executive officers were in line with the median salaries of executive officers with the same or comparable positions within the peer groups analyzed.
     Rather than conduct a market analysis each calendar year, the Compensation Committee believes that a cost of living adjustment remains an appropriate method for increasing salaries to keep salaries competitive with those set in 2005. The Compensation Committee also considers the affordability to Tollgrade of any base salary increases. Base salaries are also adjusted from time to time upon promotion or a change in an individual’s job responsibility.
     All named executive officers received a 3.0% salary increase for calendar year 2006 and all named executive officers received a 3.3% salary increase for calendar year 2007. In 2006, the Compensation Committee also decreased the salary for one of the named executive officers after completion of an assignment due to a change in the individual’s job responsibilities. One of the named executive officers is also entitled to receive quarterly sales commission payments based on sales by the named executive officer’s direct subordinates. The sales commission is a percentage of sales, which varies based on three different pre-established sales benchmarks.
Bonus Payments
The Compensation Committee also administers the MICP. All employees, including the named executive officers, are eligible to receive bonuses pursuant to the MICP. The objectives of the MICP are to:
o	Increase the profitability and growth of Tollgrade in a manner that is consistent with the goals of Tollgrade, its shareholder and its employees;

o	Provide executive compensation that is competitive with other technology companies and provide the potential for payment of meaningful cash awards;

o	Attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities;

o	Motivate and reward those members of management who contribute to the success of Tollgrade; and

o	Allow the Compensation Committee flexibility in administering the MICP to reflect changing organizational goals and objectives.
     Awards made under the MICP are based upon performance targets, which are recommended by management and approved by the Board of Directors at the beginning of each fiscal year, taking into account the effect of the cost to Tollgrade of the potential aggregate bonus payment. The performance target for the MICP is a target net operating income for Tollgrade for the award year. Until the MICP was amended in February 2007, the aggregate bonus payment ranged from 0% to 110% of the award pool depending on the extent to which the targeted net operating income was attained (ranging from below 90% to above 100%) as illustrated below.

Attainment of Targeted
Net Operating Income	Available Award Pool
(%)	(%)
Below 90%	0%
90%	50%
91%	55%
92%	60%
93%	65%
94%	70%
95%	75%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%
Above 100%	110%
     Individual awards are based 80% on our achievement of financial goals and 20% on the achievement of individual goals established between the individual and their supervisor. All employees are eligible to participate in the MICP and are provided with a group designation, which determines the percentage of their base salary that may be payable as a bonus provided the targeted net operating income was met. The percentage that an individual receives is established at the time the individual is hired and market factors. In the event the target net operating income was not met, the Compensation Committee may determine it is advisable to approve a bonus payment under the discretionary provisions of the MICP. When the Compensation Committee approves a bonus payment under the discretionary provisions of the MICP, the payouts are typically a proportional amount of what the payout would have been if Tollgrade achieved its financial goals.
     Although we did not meet our performance targets for 2005, given Tollgrade’s performance in a difficult environment and the resulting earnings performance for the year, the Board of Directors approved payment of a bonus to all employees under the discretionary payment provisions of the MICP on March 6, 2006. These bonuses totaled approximately 10% of the payments that would have been received by the employees under the MICP if 100% of Tollgrade’s targeted 2005 net operating income had been met. This discretionary bonus was paid in 2006 to the four named executive officers that were eligible to receive the bonus for 2005. The fifth named executive officer, a new employee, was not eligible to receive the award under the MICP.
     In 2006, we did not meet our targeted 2006 net operating income for purposes of the MICP. No payout was recommended by the Compensation Committee to the Board of Directors; therefore, there will be no payout for performance in 2006. In the past five years, we did not meet our targeted net operating income; however, in two of the five years, the Board of Directors approved a discretionary bonus payout. The targeted net operating income set each year by the Board of Directors is considered to be a rigorous but attainable target.
     On February 16, 2007, after considering the recommendation of Cowden Associates, discussed above under “Setting Executive Compensation”, the Board of Directors approved an amendment to the MICP. The amendment replaces the targeted net operating income that ranged from below 90% to above 100% with a targeted net operating income that ranges from 66 2/3% to 100%. The Compensation Committee believes these objectively determined achievement levels will reduce the necessity of the Compensation Committee to establish discretionary payments under the MICP. The amendment also establishes an award pool for each targeted net operating income from which the employees’ payments will be made on a prorated basis if 100% of the targeted net operating income is met. This award pool is also prorated between the minimum and maximum threshold. Financial targets, the award pool and the minimum threshold are intended to be approved annually by the Compensation Committee and will take into account current conditions and affordability. These changes were considered necessary in order to meet the goals of the MICP described above, while at the same time taking into account current conditions and affordability to Tollgrade.
     During 2006, one of our named executive officers also received additional bonus payments for attaining performance targets for a special short-term project.
Equity Compensation Pursuant to LTIP
Historical Practices
Historically, the Compensation Committee has granted non-qualified stock options to executive officers, including the named executive officers, to tie the interests of executive officers and other employees to the long-term performance of Tollgrade. The Compensation Committee’s view has historically been that such awards provided an effective incentive for the recipients to increase shareholder value over the long-term of Tollgrade. From October 1995 until October 2005, long-term incentive compensation was provided to executive officers and other employees through the Tollgrade’s 1995 Long-Term Incentive Plan (the “1995 LTIP Plan”). By its terms, the 1995 LTIP Plan provided that no shares could be awarded beyond October 15, 2005. Prior to expiration of the 1995 LTIP Plan, the Compensation Committee, which administered the 1995 LTIP Plan, awarded a one-time grant of stock options to each member of the senior leadership team. In October 2005, the Compensation Committee was considering (i) the impact of the accounting changes with respect to the exercising of stock options, (ii) approving a new plan to replace the 1995 LTIP Plan, and (iii) what equity vehicle the Compensation Committee would use for future equity awards. Given these considerations, the Compensation Committee determined it was appropriate to grant an award of stock options until these considerations could be resolved over time. The four most highly compensated individuals received a grant of stock options in 2005 consistent with the number of stock option awards recommended by TBG Consulting’s report, as discussed in “Setting Executive Compensation” above. The remaining members of the senior leadership team received a grant of 10,000 stock options.
2006 Practices
The Board of Directors approved, subject to shareholder approval, the 2006 LTIP Plan in March 2006. The shareholders approved this plan in May 2006. The objectives of the 2006 Plan are to:
o	Optimize the profitability and growth of Tollgrade through incentives that are consistent with Tollgrade’s goals and that link the personal interests of participants to those of our shareholders;

o	Provide participants with an incentive for excellence in individual performance;

o	Promote teamwork among participants; and

o	Provide flexibility to Tollgrade in its ability to motivate, attract and retain the services of participants who make significant contributions to Tollgrade’s success and to allow participants to share in our success.
     As discussed under the heading “Setting Executive Compensation” beginning on page 14, we engaged a third-party consultant in connection with the drafting and preparation of the 2006 LTIP Plan. The Compensation Committee also considered in drafting and granting awards under the 2006 LTIP Plan (i) the tax consequences of Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) anticipated regulations in connection with 409A, and (iii) a modeling tool offered by Institutional Shareholder Services, which allowed the Compensation Committee to consider shareholder concerns with equity grants. The 2006 LTIP Plan is intended to be exempt from, or otherwise comply with, Section 409A. Consideration of tax implications relating to Section 162(m) of the Code is described below under the heading “Tax Implications”.
     During 2006, new hires and promotions to the senior leadership team continued to receive one-time grant of stock options comparable to the October 2005 grants pursuant to the 2006 LTIP Plan. One named executive officer, a recent hire, received a one-time grant of stock options consistent with Tollgrade’s historical practices described above.
2007 Practices
In February 2007, Compensation Committee undertook a review of its equity compensation practices, including the form and timing of all equity awards to all employees and non-employee directors. Cowden Associates, Inc.’s report indicated that the trend in equity awards was to provide equity awards in the form of restricted shares. The report also suggested that equity awards contain a performance-based component to more closely align the interests of the recipient with Tollgrade’s performance. They also suggested that equity awards contain a time-based component to aid in retention of employees. Additional discussion of the third-party consultant’s advice with respects to equity awards appears above under the heading “Setting Executive Compensation” beginning on page 14.
     Based on the Compensation Committee’s desire to shift from stock options to performance-based equity awards, the Compensation Committee approved an equity compensation program for the senior leadership team on February 15, 2007 that would allow the Compensation Committee to award from time to time, as appropriate, restricted shares to the senior leadership team with time-based and performance-based components. The switch from stock options to restricted shares was for several reasons. First, the Compensation Committee wanted to more closely align the value obtained from equity awards with the performance of Tollgrade. Second, a large number of previous stock option grants to the senior leadership team were “under water” (i.e. when the options become exercisable, the exercise price is higher than the fair market value of our common stock), which had tended to defeat our retention goals with respect to these grants. Third, the perception was that restricted shares would be less dilutive to Tollgrade’s shareholders than stock options because less total shares would need to be granted to provide a similar financial benefit to award recipients due to the inherent value of restricted shares regardless of stock performance. Fourth, restricted share grants with time and performance-based components were consistent with the advice of the third-party consultant. As a result, the Compensation Committee determined that switching the form of the award from stock options to restricted shares and adding a performance element to the restricted share grant was more likely to motivate and reward award recipients and tie a portion of the ultimate award to our performance. This equity grant program and the performance-based components were also selected after considering the cost to Tollgrade.
     On the same date the Compensation Committee approved this equity compensation program, the Compensation Committee granted an award of restricted shares pursuant to the 2006 LTIP Plan to each member of the senior leadership team. The named executive officers received the following grants: Mark B. Peterson, 10,000; Samuel C. Knoch, 7,778; Gregory L. Quiggle 7,778; Carol M. Franklin, 5,556; and Gail M. Walsh, 5,556. The restricted shares will vest over three years with one-third vesting after three years and two-thirds vesting based on a performance component on December 31, 2008. Two-thirds of the grant will vest on December 31, 2008 based on Tollgrade’s performance over a two year period ending December 31, 2008 so long as Tollgrade meets or exceeds the defined cumulative performance measure. One-third of the total grant may vest on the first anniversary of the grant date if Tollgrade meets or exceeds an accelerated performance measure. The Compensation Committee sets the cumulative performance measure and accelerated performance measure at the same time each award is granted. The cumulative performance measure and accelerated performance measure are tied to Tollgrade’s earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles excluding non-recurring items.
     The number of restricted shares that the named executive officers received on February 15, 2007 took into account the suggested annual equity compensation value for the named executive officers and applies those values over the two-year period of the program. To the extent the Compensation Committee approves future restricted stock grants, the Compensation Committee will consider the amount of future grants at the time the award is approved taking into account at least the following factors:
o	Advice of outside consultants, if appropriate, on market and other factors;

o	Management input (except as to the recipient’s own grants);

o	Individual recipient’s overall compensation, taking into account amounts realized from prior compensation;

o	Individual job performance data;

o	Corporate performance, including LTIP data; and

o	Accounting and tax implications, including the expense of such grant.
     Future grants under this equity grant program are intended to be made at the Compensation Committee’s regularly scheduled January meeting. Any grants to new hires or in connection with promotions are intended to be made at the next regularly scheduled

Compensation Committee meeting. The grant date will be the same date as the Compensation Committee’s approval date and the grant price will be equal to the fair market value of the common stock on the date of grant, as defined in the 2006 LTIP Plan.
Tax Implications
Section 162(m) of the Code disallows any federal income tax deductions for a company for compensation paid to its named executive officers in excess of $1 million each in any taxable year, with certain exceptions. One exception is for compensation paid pursuant to shareholder-approved compensation plans that are performance-based. The 2006 LTIP Plan is structured to permit grants of stock options and certain other awards to be eligible for this performance-based exception. By doing so, compensation upon exercise of the options or receipt and/or vesting of the awards is deductible under the Code. The MICP is not eligible for the performance-based exception. The Compensation Committee has taken and intends to continue to take whatever actions are necessary to minimize Tollgrade’s non-deductible compensation expense, while at the same time maintaining flexibility in determining our executive compensation.
Stock Ownership Limitations and Restrictions
Although Tollgrade does not have security ownership requirements or guidelines that specify any applicable amounts and forms of ownership, we have policies regarding hedging the economic risk of common stock ownership. Specifically, those employees and directors that are subject to our Insider Trading Policy may not engage in any short-term or speculative transactions involving our common stock. In addition, our directors and Section 16 officers may not:
o	Purchase and sell, or sell and purchase, our common stock within any six month period,

o	Make any short sales of our common stock,

o	Purchase or sell any puts or calls with respect to our common stock on any exchange or other organized market, or

o	Enter into hedging or monetized transactions with respect to our common stock, such as zero-cost collars or forward sale contracts, unless the proposed transaction has been pre-cleared by our general counsel.
Perquisites and Other Benefits
In addition to receiving a base salary and being eligible for awards under the MICP and 2006 LTIP Plan, pursuant to the terms of his employment agreement, the chief executive officer also receives a long-term disability policy and receives a tax gross-up payment in connection with this policy. During 2006, the other named executive officers did not receive any perquisites or other benefits that are not otherwise generally available to all employees. Tollgrade does not maintain a deferred compensation or pension plan other than the 401(k) plan offered to all employees. We do not provide any contributions on the employee’s behalf to the 401(k) plan. At the Compensation Committee’s January 2007 meeting, the Compensation Committee approved additional long-term disability coverage for the senior leadership team, which includes all of the named executive officers. The insurance premiums and related tax gross-up payments are expected to cost approximately $22,000 per year. The Compensation Committee believed this was a low-cost form of compensation that would assist in attracting and retaining high quality executive officers.

Post Employment Compensation
Tollgrade has entered into change-in-control agreements with certain key employees, including the named executive officers (other than the chief executive officer). These change-in-control agreements are designed to promote stability and continuity of our senior management in the event of a pending or threatened change-in-control. These payments are considered to be customary with other similar companies and support the enforceability of various post-employment restrictive covenants, including non-compete and confidentiality provisions. Information regarding applicable payments and other terms of these agreements is provided under the heading “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” beginning on page 27. The Compensation Committee has undertaken a review of these agreements, including possible payouts pursuant to the terms of existing agreements.
     In addition, Tollgrade has entered into an employment agreement with its chief executive officer. The employment agreement provides for severance payments upon termination of Mr. Peterson’s employment. Such payments vary depending on the circumstances. These payments are considered to be necessary in order to attract and retain a high-quality chief executive officer and, in the event of a pending or threatened change-in-control, are designed to promote stability and continuity of our chief executive officer.

Summary Compensation Table
The table below sets forth certain information regarding compensation received by our chief executive officer, the chief financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006 (the “named executive officers”).

						Non-Equity
				Stock		Incentive Plan	All Other
				Awards	Option	Compensation	Compensation
Name/Principal Position	Year	Salary ($)	Bonus ($)	($)	Awards ($)(1)	($)(2)	($)	Total ($)
Mark B. Peterson(3),	2006	$324,268	—	—	$118,721	—	$9,270(4)	$452,259
Chief Executive Officer and President

Samuel C. Knoch, Chief	2006	$205,995	—	—	$24,904	—	—	$230,899
Financial Officer and Treasurer

Gregory L. Quiggle,	2006	$246,436	—	—	$28,711	—	—	$275,147
Executive VP Marketing

Carol M. Franklin,	2006	$205,134(5)	$10,000(6)	—	$24,904	—	—	$240,038
Executive VP Research & Development

Gail M. Walsh,	2006	$177,959(5)	—	—	$21,587	—	—	$199,546
VP Global Sales

(1)	The only named executive officer that received an option award during 2006 was Ms. Walsh, whose award is described in the “Grant of Plan-Based Awards” table on page 25. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R) of option awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 2 to Tollgrade’s audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2007.

(2)	No bonus payments were payable pursuant to the MICP for our performance in 2006.

(3)	Mr. Peterson is the only named executive officer with an employment agreement, the material terms of which are discussed under the heading “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” beginning on page 27 .

(4)	Includes $5,783 for long-term disability policy and a tax gross-up payment of $3,487 in connection with this policy.

(5)	The amounts included reflect a special payment of $11,538 to Ms. Franklin for her additional job responsibilities with respect to the Sarasota office and sales commission payment of $13,050 to Ms. Walsh.

(6)	Bonus payments in connection with special short-term project.

Grant of Plan-Based Awards
The table below sets forth certain information concerning plan-based awards during the year ended December 31, 2006 to each of the named executive officers.

								All Other		Exercise or
								Stock	All Other	Base	Grant
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Option	Price	Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			No. of	Awards of	of	Value of
		Thres-		Maxi-	Thres-		Maxi-	Shares of	Securities	Option	Stock and
	Grant	hold	Target	mum	hold	Target	mum	Stock or	Underlying	Awards	Option
Name	Date	($)(1)	($)(2)	($)(3)	(#)	(#)	(#)	Units	Options (#)	($/Share)	Awards
Mark B. Peterson	—	$72,960	$145,921	$160,513	—	—	—	—	—	—	—
Samuel C. Knoch	—	$36,049	$72,098	$79,308	—	—	—	—	—	—	—
Gregory L. Quiggle	—	$43,127	$86,253	$94,878	—	—	—	—	—	—	—
Carol M. Franklin	—	$24,165	$48,330	$53,163	—	—	—	—	—	—	—
Gail M. Walsh		$20,614	$41,227	$45,350	—		—	—
	9/5/06								10,000(4)	$9.19	$49,034

(1)	In 2006, under the MICP if 90% of the 2006 targeted net operating income and individual’s performance objectives were achieved, awards would have been payable at 50% of the individual’s Incentive Compensation Award (as defined in the MICP). No awards were paid in 2006.

(2)	In 2006, under the MICP if 100% of the 2006 targeted net operating income and individual’s performance objectives were achieved, awards would have been payable at 100% of the individual’s Incentive Compensation Award. No awards were paid in 2006.

(3)	In 2006, under the MICP if the 2006 targeted net operating income was exceeded and the individual’s performance objectives were achieved, awards would have been payable at 110% of the individual’s Incentive Compensation Award. No awards were paid in 2006.

(4)	Ms. Walsh was the only named executive officer to receive a grant of stock options during 2006. Consistent with our historical practice, Ms. Walsh received a grant of 10,000 stock options in connection with her appointment to Tollgrade’s senior leadership team. One-third of the award vested immediately. The option grants were made with an exercise price equal to the fair market value of our common stock on the date of grant, are exercisable in equal installments on September 5, 2006, September 5, 2007 and September 5, 2008, and remain outstanding for a period of ten years. The terms of this grant are consistent with our previous grants.

Outstanding Equity Awards at Fiscal Year-End 2006
The following table sets forth certain information concerning outstanding equity awards for our named executive officers during the year ended December 31, 2006.

	Option Awards
				Equity
				Incentive Plan
				Awards: No. of
	No. of Securities	No. of Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option	Option
	Options(#)	Options (#)		Unearned	Exercise Price	Expiration
Name	Exercisable	Unexercisable		Options (#)	($)	Date
Mark B. Peterson	10,000				$7.56	12/23/2008
	10,000				$7.69	06/22/2009
	3,000				$55.90	12/14/2010
	10,000				$38.00	01/25/2011
	2,000				$28.40	10/11/2011
	15,000				$32.90	12/19/2011
	5,000				$15.84	07/18/2012
	1,500				$9.49	10/24/2012
	3,500				$13.63	12/16/2012
	33,334	16,666	(1)		$8.85	07/21/2015
	18,347	9,173	(2)		$8.49	10/10/2015
Samuel C. Knoch	18,000				$9.81	01/29/2008
	30,000				$7.56	12/23/2008
	3,000				$55.90	12/14/2010
	2,000				$28.40	10/10/2011
	10,000				$32.90	12/19/2011
	1,500				$9.49	10/24/2012
	3,500				$13.63	12/16/2012
	9,174	4,586	(2)		$8.49	10/10/2015
Gregory L. Quiggle	50,000				$20.53	08/20/2011
	5,000				$32.90	12/19/2011
	1,500				$9.49	10/24/2012
	10,576	5,288	(2)		$8.49	10/10/2015
Carol M. Franklin	15,000				$20.53	0/8/20/2011
	5,000				$15.84	07/18/2012
	1,500				$9.49	10/24/2012
	9,174	4,586	(2)		$8.49	10/10/2015
Gail M. Walsh	3,334	6,666	(3)		$9.19	09/05/2016

(1)	The vesting date for options is July 21, 2007.

(2)	The vesting date for options is October 10, 2007.

(3)	The vesting date for options is 3,333 on September 5, 2007 and 3,333 on September 5, 2008.
Option Exercises and Stock Vested
There were no exercises of stock options or stock awards during the year ended December 31, 2006 by any of the named executive officers.

EMPLOYMENT AGREEMENT, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS
Employment Agreement with Mark B. Peterson
Effective May 31, 2005, we entered into an employment agreement with Mr. Peterson. The agreement had an initial term that expired on December 31, 2007. On January 24, 2007, the agreement was extended by an amendment through December 31, 2009. The term will be automatically extended for successive additional terms of one year, unless terminated by us or Mr. Peterson.
     Pursuant to the terms of the employment agreement, we may at any time terminate Mr. Peterson’s employment for “cause for termination” (as defined in the agreement) after giving Mr. Peterson 15 days to correct the act or acts constituting cause for termination, and Mr. Peterson may terminate his employment with us at any time for “good reason for termination” (as defined in the agreement) after giving us 15 days to correct the conditions constituting good reason for termination.
     The agreement provides for an annual base salary of $315,000, with the increases or decreases from time to time as the Compensation Committee may determine, subject to mandatory annual increases based on the average percentage increase in base salary, if any, of the our senior leadership team, as provided for in the agreement. Mr. Peterson also is entitled to receive annual bonuses based upon achievement of performance objectives established by the Compensation Committee pursuant to the MICP at the level specified for the chief executive officer. While serving as chief executive officer during the term of the agreement, we have agreed to nominate Mr. Peterson on the management slate of Board of Director candidates and to recommend to shareholders that Mr. Peterson be elected to the Board.
     The agreement provides for certain severance payments upon termination of Mr. Peterson’s employment. Payments vary depending upon the circumstances of termination.
     If the agreement is permitted to expire by its own terms after either party gives the required notice, then Mr. Peterson will be entitled to receive the annual bonus discussed above, if any, for the last year of his employment. If Mr. Peterson’s employment is terminated because of his death or his “disability” or “retirement” (each as defined in the agreement), Mr. Peterson or his estate will be entitled to receive a pro rata portion (i.e. a proportional share), based upon the number of months of Mr. Peterson’s employment during the year of termination, of any annual bonus program or agreement in effect for the year of termination based upon the then projected achievement of performance objectives for such year.
     If, during the term of the agreement and within six months before a “change-in-control” (as defined in the agreement) or three years after a change-in-control, Mr. Peterson’s employment is terminated for any reason (excluding termination by us for cause, termination by reason of Mr. Peterson’s death, disability or retirement, or termination by Mr. Peterson for other than good reason for termination), Mr. Peterson is entitled to receive a severance payment of three times the sum of:

(i) the greater of (a) his annual base salary in effect when the termination occurs or (b) his annual base salary in effect when the change-in-control occurred, plus
(ii) the greater of (a) his average annual cash bonus or incentive award for the two calendar years before the date of termination or (b) his average annual cash bonus or incentive award for the two calendar years before the date of the change-in-control.
If Mr. Peterson is terminated for good reason, the date before the date that gave rise to the termination for good reason will be used instead of the date of termination
     In addition, Mr. Peterson shall be entitled to receive payment of reasonable executive outplacement agency fees for a period not to exceed two years, the continuation of certain medical, pension and other benefits for a three-year period (including tax gross-up of disability premiums) and accelerated vesting of options.
     A change-in-control would include:
o	Any person (with certain exceptions) becomes the beneficial owner of more than thirty-five (35%) percent of our combined voting power; or

o	Our shareholders approve a liquidation, sale or disposition or all or substantially all of our assets, a merger, consolidation or reorganization of Tollgrade with any other company unless the shareholders of Tollgrade immediately prior to the transaction will own at least sixty-five (65%) percent of the combined voting power of Tollgrade or the surviving or resulting entity immediately after the transaction.
     A change-in-control would not include:
o	A restructuring, reorganization, merger or other change in the capitalization of Tollgrade in which the owners of Tollgrade immediately prior to the transaction will maintain more than sixty-five (65%) percent of the combined voting power of Tollgrade or the surviving or resulting entity immediately after the transaction; or

o	A transaction in which Mr. Peterson is part of the purchasing group that causes a change-in-control of Tollgrade.
     In the event of a change-in-control, if we assume these payments were triggered as of December 31, 2006, the following table provides an estimate of the amount payable to Mr. Peterson.

Annual Salary ($324,268) x 3	$972,804

Average Bonus Payment for 2005 ($14,175) and 2006 ($0) x 3	$21,263

Estimated Annual Benefits ($13,000) x 3	$36,000

Estimated Annual Outplacement Fees	$48,640

Acceleration of Options Based on Closing Stock Price on 12/29/06 and Number of Options Outstanding as of Fiscal Year End 2006	$47,829

Annual Disability Premium ($5,783) x 3 plus Total Tax Gross-up Payment ($10,458)	$27,807

Total:	$1,154,343

     If, during the term of the agreement, Mr. Peterson’s employment is terminated for any reason other than under the change-in-control scenario or any of the other scenarios discussed above, Mr. Peterson will be entitled to receive two times the sum of:
     (i) his annual base salary in effect on the date of termination, plus
     (ii) his average annual bonus for the two years before the termination date.
However, if a change-in-control occurs within six months following the date of termination, Mr. Peterson will be entitled to the amounts discussed above relating to a termination in connection with a change-in-control reduced by the amounts paid to Mr. Peterson pursuant to the foregoing provision. In addition, Mr. Peterson shall be entitled to receive payment of reasonable executive agency outplacement fees for a period not to exceed two years.
     If, during the term of the agreement, Mr. Peterson’s employment is terminated for any reason other than under the change-in-control scenario or any of the other scenarios discussed above and we assume these payments were triggered as of December 31, 2006, the following table provides an estimate of the amount payable to Mr. Peterson:

Annual Salary ($324,268) x 2	$648,536

Average Bonus Payment for 2005 ($14,175) and 2006 ($0) x 2	$14,175

Estimated Annual Benefits ($13,000) x 2	$24,000

Estimated Annual Outplacement Fees	$48,640

Acceleration of Options Based on Closing Stock Price on 12/29/06 and Number of Options Outstanding as of Fiscal Year End 2006	$47,829

Annual Disability Premium ($5,783) x 2 plus Total Tax Gross-up Payment ($6,972)	$18,538

Total:	$801,718

     Pursuant to the terms of Mr. Peterson’s employment agreement, any benefits and compensation he receives are subject to his confidentiality, non-compete, non-solicitation and other restrictions contained in the employment agreement. Namely, the agreement requires Mr. Peterson not to (i) disclose confidential information (as defined in the agreement), (ii) compete with Tollgrade for two years after termination of Mr. Peterson’s employment plus any amount of time he violates this provision, (iii) solicit any customers or suppliers or any employees of Tollgrade for the same period described in (ii). In addition, Tollgrade retains any copyrights and all rights relating to any works or inventions prepared by Mr. Peterson during his employment. The receipt of any severance payments under the agreement are subject to Mr. Peterson and Tollgrade signing and not revoking a separation and mutual release of claims agreement.
     If any payment or payments due to Mr. Peterson pursuant to the agreement result in an excise tax being imposed on Mr. Peterson pursuant to Section 4999 of the Code, or any successor federal taxing provision to such Section 4999 (an “Excise Tax”), Tollgrade will also be obligated to pay a gross-up payment to Mr. Peterson each time a payment is made to him. The gross-up payment is for any amount Mr. Peterson paid for taxes (including any interest or penalties imposed with respect to the taxes), including, without limitation, any income taxes and Excise Tax imposed upon the gross-up payment, and will be equal to the Excise Tax imposed upon any payments under the agreement. Furthermore, the parties agree that the agreement is intended to avoid additional federal income tax pursuant to Section 409A of the Code. Therefore, the parties have agreed that the provisions of the agreement will be interpreted consistent with this intention, and the Board of Directors and Mr. Peterson may agree to modify the agreement, retroactively or otherwise, to the extent deemed advisable to prevent the application of Section 409A of the Code.
Change-in-Control Agreements
Tollgrade has entered into change-in-control agreements with each of the named executive officers (other than Mr. Peterson). These agreements are not employment agreements and do not guarantee the continuation of employment for any particular period of time. Each agreement provides for certain severance payments to the relevant named executive officer upon termination of employment as a result of a change-in-control (as defined in the agreement) of Tollgrade. As used in these agreements, “change-in-control” is defined the same way as it is defined in Mr. Peterson’s employment agreement as described above.
     If within six months before a change-in-control or three years after a change-in-control, a named executive officer’s employment is terminated by Tollgrade other than “for good reason” (as defined in the agreements), the named executive officer is entitled to a severance payment from Tollgrade of a maximum of two times the sum of:
(i)	the named executive officer’s annual base salary at the time of the change-in-control, plus

(ii)	the average annual cash award received by the named executive officer as incentive compensation or bonus for the two calendar years preceding the time of termination or change-in-control.
The named executive officers are also entitled to receive reasonable executive agency outplacement fees for a period of no more than two years and the continuation of medical and medical benefits for two years.
     Each change-in-control agreement contains a non-competition provision that prevents the individual from directly or indirectly engaging or participating in or otherwise being connected with a competing business for a period of up to two years plus the amount of time the individual violates this non-compete restriction. A competing business would generally include any business or selling or attempting to sell any product or service that competes with Tollgrade’s products or services.

     Assuming these payments were triggered as of December 31, 2006, the following table provides an estimate of the amount payable to each named executive officer with a change-in-control agreement.

	Samuel C. Knoch	Gregory L. Quiggle	Carol M. Franklin	Gail M. Walsh
Annual Salary as of 12/31/06 x 2	$411,990	$492,872	$386,638	$329,818
Average Bonus Payment for 2005 and 2006 x 2	$6,902	$8,379	$4,716	$0
Est. Annual Benefits ($12,000) x 2	$24,000	$24,000	$24,000	$24,000
Est. Annual Executive Outplacement Fees	$30,889	$36,965	$28,998	$24,736
Acceleration of Options Based on Closing Stock Price on 12/29/06 and Number of Options Outstanding as of Fiscal Year End 2006	$9,539	$10,999	$9,539	$9,199

Total:	$483,320	$573,215	$453,891	$387,753

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2006

					Change in Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or Paid	Stock	Option	Incentive Plan	Deferred	Other
	in Cash	Awards	Awards	Compensation	Compensation	Compen-
Name	($)	($)	($)	($)	Earnings	sation ($)	Total ($)
James J. Barnes	52,687	—	—	—	N/A	—	52,687
Daniel P. Barry	85,211	—	—	—	N/A	—	85,211
David S. Egan	47,382	—	—	—	N/A	—	47,382
Richard H. Heibel, M.D.	51,048	—	—	—	N/A	—	51,048
Robert W. Kampmeinert	39,132	—	—	—	N/A	—	39,132
Brian C. Mullins	60,325	—	—	—	N/A	—	60,325
     Effective September 21, 2006, the Board increased the compensation levels for its non-employee directors based upon the recommendation of the Compensation Committee. Non-employee directors receive an annual retainer of $30,000, a fee of $1,250 for attendance at each Board meeting and a fee of $1,000 for attendance at each committee meeting. In addition, a non-executive Chairman of the Board receives an additional annual retainer of $30,000, the Chairman of the Audit Committee receives an additional annual retainer of $12,500, the Chairman of the Compensation Committee receives an additional annual retainer of $10,000 and the Chairman of the Corporate Governance and Investment Committees each receive an additional annual retainer of $7,500.
     Prior to September 21, 2006, non-employee directors received an annual retainer of $16,000, a fee of $1,000 for attendance at each Board meeting and a fee of $750 for attendance at each committee meeting. In addition, a non-executive Chairman of the Board received an additional annual retainer of $24,000, the Chairman of the Audit Committee received an additional annual retainer of $10,000, the Chairman of the Compensation Committee received an additional annual retainer of $8,000 and the Chairman of the Corporate Governance and Investment Committees each received an additional annual retainer of $6,000.
     In October 2005, the Board authorized that each year the non-employee directors (other than the Chairman) would be entitled to a grant of non-qualified stock options in the amount of 5,000 shares of common stock and the Chairman would be entitled to receive a grant of non-qualified stock options in the amount of 10,000 shares of common stock. The Board suspended these grants indefinitely in December 2006 in contemplation of approving future grants of restricted shares in place of stock options.
     On February 8, 2007, the Compensation Committee approved a grant of 3,332 restricted shares to the Chairman of the Board of Directors and 1,666 restricted shares to the other non-employee directors. The amounts of the restricted share grants were intended to approximate the Black-Scholes value on the date of grant of previous stock option grants to the Chairman and other non-employee directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as to the beneficial ownership of our common stock as of January 31, 2007 by: (i) each director and director nominee; (ii) each of the named executive officers named in the Summary Compensation Table included under the caption “Compensation of Executive Officers” in this proxy statement; (iii) each other person who is known by us to beneficially own 5% or more of our common stock; and (iv) all current directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to Tollgrade by or on behalf of the persons named in the table.

				PERCENTAGE OF
NAME AND ADDRESS OF	AMOUNT AND NATURE OF			COMMON STOCK
BENEFICIAL OWNER (1)	BENEFICIAL OWNERSHIP (2)			OUTSTANDING (3)
James J. Barnes	37,000	(4)		*

Daniel P. Barry	65,500	(4)		*

David S. Egan	51,500	(4)		*

Carol M. Franklin	30,674	(4)		*

Richard H. Heibel	144,949	(4	)(5)	*

Robert W. Kampmeinert	78,000	(4	)(6)	*

Samuel C. Knoch	77,174	(4)		*

Brian C. Mullins	21,550	(4	)(7)	*

Mark B. Peterson	111,681	(4)		*

Gregory L. Quiggle	67,076	(4)		*

Gail M. Walsh	3,334	(4)

All directors and executive officers as a group (15 persons)	773,672	(4)		5.64%

Other Principal Shareholders:

Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, MD 21020	1,095,225	(8)		7.99%

Dimensional Fund Advisors, L.P. 1299 Ocean Avenue Santa Monica, CA 90401	1,069,895	(9)		7.80%

The Killien Group, Inc. 1189 Lancaster Avenue Berwyn, PA 19312	709,482	(10)		5.18%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	878,454	(11)		6.41%

*	Less than 1%

(1)	If not provided above, the address of listed shareholders is c/o Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024.

(2)	Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite his name. The inclusion of any shares of stock deemed to be beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	In computing the percentage ownership of any person, the number of shares outstanding includes 13,708,774 shares of common stock outstanding as of January 31, 2007, plus any shares subject to outstanding stock options that were exercisable within 60 days after January 31, 2007, held by the person or persons in question.

(4)	Includes options that were exercisable on or within 60 days of January 31, 2007, issued to the following persons and for the following amounts: James J. Barnes, 30,000; Daniel P. Barry, 59,000; David S. Egan, 49,000; Carol M. Franklin, 30,674; Dr. Richard H. Heibel, 64,000; Robert W. Kampmeinert, 58,000; Samuel C. Knoch, 77,174; Brian C. Mullins, 20,000; Mark B. Peterson, 111,681; Gregory L. Quiggle, 67,076; Gail M. Walsh, 3,334; and all other directors and executive officers as a group, 654,773.

(5)	Includes 32,246 shares held by the spouse of Dr. Heibel, as to which shares Dr. Heibel shares voting and dispositive power.

(6)	Includes 15,000 shares held by Janney Montgomery & Scott LLC, of which Mr. Kampmeinert is Chairman; voting and disposition of such shares are administered by senior management and Mr. Kampmeinert has no authority to direct the voting or disposition of such shares and disclaims beneficial ownership thereof.

(7)	Includes 550 shares held by the spouse of Mr. Mullins, as to which shares Mr. Mullins has disclaimed beneficial ownership.

(8)	Information taken solely from the Schedule 13G/A filed with the Securities and Exchange Commission by Brown Capital Management, Inc. (“BCM”) on February 1, 2007, reflecting ownership of our common stock as of December 31, 2006. The filing reflects that BCM has sole voting power over 573,325 shares and sole dispositive power over 1,095,225 shares.

(9)	Information taken solely from the Schedule 13G/A filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) on February 9, 2007 reflecting ownership of our common stock as of December 31, 2006. The filing reflects that Dimensional Fund Advisors, L.P. has sole voting and dispositive power over 1,069,895 shares.

(10)	Information taken solely from shareholder questionnaire submitted to us on January 22, 2007 reflecting ownership of our common stock as of January 22, 2007. The filing reflects that The Killien Group, Inc. has sole voting and dispositive power over 709,482 shares.

(11)	Information taken solely from the Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2007 reflecting ownership of our common stock as of December 31, 2006. The filing reflects that Royce & Associates, LLC has sole voting and dispositive power over 878,454 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of our common stock (collectively, the “Section 16 Persons”), to file with the Securities and Exchange Commission and Nasdaq initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports that they file. Based solely upon our review of the copies of such forms we have received, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that for its year ended December 31, 2006, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Policy
On January 23, 2007, the Board of Directors approved a Statement of Policy with Respect to Related Party Transactions, a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The policy sets forth our procedures with respect to the monitoring, review, approval and ratification of related party transactions (as defined in the policy).
     Tollgrade recognizes that related party transactions can present potential or actual conflicts of interest and may raise questions about whether those transactions are consistent with the best interests of Tollgrade and its shareholders. As a general matter, it is our policy to avoid or minimize related party transactions; however, we recognize that there are situations where related party transactions may be consistent with the best interests of Tollgrade and its shareholders.
     The definition of “related party transaction” excludes transactions available to all employees generally, transactions involving less than $5,000 when aggregated with all similar transactions, or the related party’s interest arises solely from the ownership of our common stock and the holders of our common stock receive the same benefit on a pro rata basis (i.e. dividends).
     Pursuant to this policy, the Board of Directors determined that the Audit Committee of the Board is best suited to monitor, review, approve and/or ratify related party transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management will disclose and make a recommendation with respect to any proposed related party transactions for that calendar year, if any, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee will approve or disapprove the related party transactions and at each subsequently scheduled meeting, management will update the Audit Committee as to any material change to those proposed transactions.
     In the event management recommends any further related party transactions after the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee. If ratification does not occur, management must make all reasonable efforts to cancel or rescind the transaction. If a related party transaction is ongoing or completed and it is disapproved by the Audit Committee, the Audit Committee will consider the impact on any director’s independence and evaluate the circumstances of the transaction to determine if termination, rescission, disciplinary action or changes to this policy are appropriate.
     The Audit Committee will consider the relevant facts and circumstances of the transaction including (if applicable) but not limited to: (i) the benefits to Tollgrade, (ii) the impact on any director’s independence, (iii) the availability of other sources for comparable products or services, (iv) the terms of the transaction, (v) the terms available to unrelated third parties or to employees generally, and (vi) whether the potential transaction is consistent with the Code of Ethics and Code of Business Conduct. The Audit Committee is authorized to approve those related party transactions that are in or are not inconsistent with the best interests of Tollgrade and its shareholders and that are consistent with the Code of Ethics and Code of Business Conduct. Other related party transactions should be disapproved by the Audit Committee and should not be entered into.
     No director may participate in any review, discussion or approval of a related party transaction for which he or she is a related party, except that the director must provide all material information concerning the related party transaction to the Audit Committee.
     If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.
Related Party Transactions
Tollgrade did not enter into any related party transactions in 2006; however, Tollgrade remains a party to a related party transaction approved in 2001. Specifically, Gregory Quiggle was hired as Executive Vice President of Marketing on August 13, 2001. In connection with the recruitment of Mr. Quiggle, we made a loan to Mr. Quiggle in the amount of $210,000 pursuant to a Promissory Note (the “Note”) with interest accruing at 5% per annum. On August 20, 2001, Mr. Quiggle made a payment toward the principal balance of the Note in the amount of $48,000, which reduced the outstanding principal balance of the Note to $162,000. Beginning in 2003, Mr. Quiggle has made payments of principal and interest that further reduced the balance of the Note to $147,689 as of December 31, 2006. During 2006, Mr. Quiggle paid $5,472 principal and $7,528 interest on the Note. The remaining outstanding balance of the Note is due and payable on or before the earlier of (i) May 2, 2008, (ii) the date of termination of Mr. Quiggle’s employment, or (iii) the date that Mr. Quiggle sells or otherwise transfers ownership of all or a portion of 40,200 shares of common stock originally issued by Acterna LLC, which shares are being held by us as collateral for payment of the Note. Presently, the shares of stock being held as collateral have no value. The Note has not been modified since its issuance.

PROPOSAL NO. 2
AMENDMENT TO TOLLGRADE’S ARTICLES TO
DECLASSIFY TOLLGRADE’S BOARD OF DIRECTORS
     We are asking shareholders to approve a proposed amendment to our Articles (the “Amendment”) to phase out the staggered terms of our Board of Directors and provide for the annual election of all directors. To ensure a smooth transition to an annual election system, the Amendment will not affect the current terms of directors who have previously been elected, including the terms of directors who are elected at the 2007 Annual Meeting.
     Under our current Board structure, directors are divided into three classes, with directors in each class serving for a term of three years. If shareholders approve the proposed Amendment, then beginning with our 2008 Annual Meeting, each nominee for election as a director will be elected to hold office until the first annual meeting that is held following his or her election. This means that each director elected at the 2008 Annual Meeting (consisting of directors whose three year term expires in 2008) will serve until the annual meeting held in 2009. Similarly, each director elected at the 2009 Annual Meeting (consisting of directors whose three year term expires in 2009 and directors elected in 2008 whose one year term expires in 2009) will hold office until the annual meeting held in 2010. Each director elected at the 2007 Annual Meeting will serve for a term of three years until the annual meeting held in 2010. With the election of directors at our 2010 Annual Meeting, all directors will be elected annually.
     The proposed Amendment is the result of an ongoing review of corporate governance matters by our Board. Last year the Board amended our corporate governance principles regarding the election of directors to provide that any director who receives a majority of “withhold” votes must submit his or her resignation to the Board, which will in turn consider the resignation and make a recommendation whether or not to accept it. In addition, the Board unanimously approved a resolution not to extend the shareholder rights under its “poison pill”.
     In determining whether to approve the Amendment, the Board of Directors considered a number of factors that supported retaining the classified Board structure. These factors included the ability of Tollgrade to protect itself against potentially abusive takeover tactics since the fact that approximately two-thirds of the members of the Board have terms for more than a year would encourage a bidder who would otherwise have the ability to remove all incumbent directors in a single proxy contest to engage in arms-length discussions with us. In addition, a classified Board structure may help ensure continuity of management and a focus on our long-term goals and strategies, since a majority of the directors in office at one time have prior experience as directors and are familiar with our business strategies and operations.
     The Board also considered factors that supported elimination of the classified Board structure. These factors included the view that the election of directors is the primary means for the shareholders to hold management accountable for corporate policies and express their view as to the performance of directors. The classified Board structure may reduce the influence of shareholders on corporate policy and the accountability of management to shareholders since shareholders do not have an opportunity to vote for all directors on an annual basis.
     The Board also considered the approval by holders of 7,318,509 shares that were voted at our 2006 Annual Meeting in favor of a non-binding proposal to declassify the Board of Directors introduced by Amalgamated Bank LongView SmallCap 600 Index Fund (the “Fund”). These shares represented 78.8% of the shares that voted on the proposal and 53.6% of the total shares outstanding on the record date of the 2006 Annual Meeting. The Fund resubmitted the declassification proposal for inclusion in this year’s proxy statement but has withdrawn the proposal as a result of this proposal by our Board of Directors.

     After weighing these considerations, the Board determined that phasing out the classified Board in the manner set forth in the Amendment would ensure a smooth transition to a new system of annual elections that would maximize director accountability. Once the classified Board has been phased out, shareholders will have the opportunity each year to elect or not to elect each director for a new term. The Board has approved the Amendment, which is summarized above and set forth in full in Annex A. The Board has also approved conforming amendments to our By-laws that will become effective upon the Amendment of the Articles.
Vote Required and Board of Directors Recommendation
     The affirmative vote of a majority of the votes cast by holders of common stock entitled to vote at the Annual Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the Amendment of the Articles to declassify our Board.
The Board of Directors unanimously recommends a vote “FOR” approval of the
Amendment to declassify our Board of Directors.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2007. PwC or its predecessor, Coopers & Lybrand, LLP, has served as our independent registered public accounting firm since our initial public offering in 1995. A representative of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
     The shareholders are asked to ratify the appointment of PwC as the independent registered public accounting firm for Tollgrade for the year ending December 31, 2007.
     As of May 2003, the Audit Committee has required that all non-audit services to be performed by outside independent registered public accounting firms be approved in advance by the Committee, and in October 2003, the Audit Committee Charter was amended to that effect.
     The following are the fees of PwC for services rendered for the years ended December 31, 2005 and 2006:

Applicable Fees	Year ended December 31, 2005	Year ended December 31, 2006

Audit Fees	$732,435	$537,200

Audit-Related Fees	$0	$0

Tax Fees	$61,598	$21,650

All Other Fees	$0	$0

Total PwC Fees	$794,033	$558,850

     “Audit Fees” consisted of fees for professional services rendered by PwC for the audit of our annual financial statements for the years ended December 31, 2005 and 2006, the reviews of financial statements included in our quarterly reports on Form 10-Q during the years ended December 31, 2005 and 2006, assistance with our response to a Securities and Exchange Commission comment letter received in 2005, and other services normally provided in connection with regulatory filings.
     “Tax Fees” consisted of fees for professional services rendered to us by PwC for tax compliance, tax advice and tax planning for the years ended December 31, 2005 and 2006.
     All audit and non-audit services provided by PwC in 2005 and 2006 were approved in advance by the Audit Committee, and no fees were paid in 2005 or 2006 under a de minimus exception that waives pre-approval for certain non-audit services.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the votes cast by holders of common stock entitled to vote at the Annual Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2007.

     In the event ratification by the holders of the appointment of PwC as our independent registered public accounting firm is not obtained, the Audit Committee of the Board will reconsider such appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such change would be in Tollgrade’s and the shareholder’s best interests.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2007
OTHER BUSINESS
The Board of Directors does not know at this time of any other matter or further business that may come before the Annual Meeting, but, if any such matters should hereafter become known or determined and be properly brought before such meeting for action, the proxy holders will vote upon the same according to their discretion and best judgment.
SHAREHOLDER PROPOSALS
For shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at Tollgrade’s 2008 Annual Meeting and included in our proxy statement, such proposals must be submitted and received by the Secretary of Tollgrade at our principal offices, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024, no later than December 14, 2007.
In addition, Section 3.17 of our By-laws requires that any shareholder intending to present a proposal for action at an annual meeting must give written notice of the proposal to the Secretary of Tollgrade, containing the information specified in Section 3.17, not later than the 60th day nor earlier than the close of business on the 120th day prior to the anniversary date of Tollgrade’s proxy statement for the annual meeting for the previous year, or not later than February 13, 2008 and not earlier than December 14, 2007 for our 2008 Annual Meeting.
ELECTRONIC DELIVERY OF PROXY MATERIALS
For our 2008 Annual Meeting, shareholders who own shares registered in their name (instead of through a bank, broker or other nominee) may contact Mellon Investor Services, LLC to choose to receive electronic access to our Annual Report and proxy statement rather than receiving paper copies of these documents in the mail. Directions for requesting electronic access are available on the enclosed proxy card and by logging into Investor ServicesDirect® at www.melloninvestors.com/isd. Shareowners electing this option will receive email notification when the Annual Report and proxy statement are available, with electronic links to access the documents and instructions on how to vote shares via the Internet. Your election to receive electronic access will remain in effect until you revoke it by sending a written request that you wish to resume paper delivery of these documents by mail, such request to be received no later than two weeks prior to the record date for any subsequent annual meeting, to: Investor Relations, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024. Shareholders who own their shares through a bank, broker or other nominee should follow the instructions provided by that entity if they wish to obtain electronic access to our Annual Report and proxy statement.

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF TOLLGRADE’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2006, BY WRITING TO THE CORPORATE SECRETARY, TOLLGRADE COMMUNICATIONS, INC., 493 NIXON ROAD, CHESWICK, PA 15024.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.
By Order of the Board of Directors,

Sara M. Antol
General Counsel and Corporate Secretary
April 12, 2007

ANNEX A
PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
     “4. Board of Directors. The Board of Directors shall be divided into three classes until the Company’s 2010 annual meeting of shareholders. The number of directors in each class shall be as nearly equal in number as possible. Each director elected at the 2007 annual meeting of shareholders shall hold office until the annual meeting held in calendar year 2010 and until his or her successor has been selected and qualified or until his earlier death, resignation or removal. Each director who is currently a member of, or who is hereafter elected to fill a vacancy in, a class whose term expires at the annual meeting of shareholders in calendar year 2008 or 2009 shall hold office until the annual meeting of shareholders held in calendar year 2008 or 2009, respectively, and until his or her successor has been selected and qualified or until his earlier death, resignation or removal. Each director who is elected at the annual meeting of shareholders held in calendar year 2008 or 2009 shall hold office until the first annual meeting that is held following his or her election and until his or her successor has been selected and qualified or until his earlier death, resignation or removal. Commencing with the annual meeting of shareholders in 2010, the classification of the Board of Directors shall terminate, and each director who is elected at that meeting shall hold office until the first annual meeting of shareholders that is held following his or her election and until his or her successor has been selected and qualified or until his earlier death, resignation or removal. If prior to the Company’s 2010 annual meeting of shareholders the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.”

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of directors for a term expiring in 2010:	FOR		WITHHOLD	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007.	FOR	AGAINST	ABSTAIN
		all nominees		AUTHORITY			☐	☐	☐
	01 Richard H. Heibel, M.D. and 02 Robert W. Kapmeinert	(except as indicated)		to vote for all nominees
		☐		☐	4.	In his or her discretion, the Proxy is authorized to vote upon such other business as may be properly brought before this meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the names of such nominee(s) in the space provided:						Check box if you plan to attend meeting.		☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the an amendment to the Company’s Amended and Restated Articles of Incorporation to declassify the Board of Directors.	☐	☐	☐

Signature	Signature	Date	, 2007
Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, Corporate Official, etc. full title as such should be shown. For joint account, each joint owner should sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/tlgd Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
      If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

TOLLGRADE COMMUNICATIONS, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned does hereby appoint Mark B. Peterson and Sara M. Antol, or any one of them, Proxies for the undersigned with full power of substitution to vote at the Annual Meeting of the Shareholders of Tollgrade Communications, Inc. (the “Company”) to be held May 16, 2007 and at any and all adjournments of said meeting, all the shares of Common Stock of the Company which the undersigned may be entitled to vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR each proposals 1, 2 and 3.
This proxy is solicited on behalf of the Board of Directors of the Company.

(over)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲